Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Intercept Pharmaceuticals, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, our report dated June 20, 2012, except as to note 1, which is as of September 26, 2012, with respect to the consolidated balance sheets of Intercept Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2011 and the information included in the cumulative from inception presentation for the period September 4, 2002 (inception) to December 31, 2011 in the Registration Statement (Form S-1 No. 333-183706) and related prospectus of Intercept Pharmaceuticals, Inc. for the registration of shares of its common stock and to the references to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
October 10, 2012